Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS RECORD OPERATING RESULTS

FOR THE 2022 FIRST QUARTER

Achieves All-Time Highest Quarterly EBITDA in Company History

OKLAHOMA CITY, Oklahoma…May 3, 2022…LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

•	Net sales of $199.0 million compared to $98.1 million in the first quarter of 2021
•	Adjusted EBITDA(1) of $101.1 million compared to $17.3 million in the first quarter of 2021
•	Adjusted EBITDA(1) margin of 50.8% compared to 17.6% in the first quarter of 2021
•	Adjusted EPS(1) of $0.69 in the first quarter of 2022
•	Cash Flow from Operations of $85.5 million and Capital Expenditures of $8.3 million
•	Total liquidity of over $400 million as of March 31, 2021

“We delivered another quarter of record results and substantial growth in net sales and adjusted EBITDA and EPS,” stated Mark Behrman, LSB Industries President and CEO.  “Our strong performance once again reflects increases in product selling prices coupled with the benefits of our successful commercial initiatives over the past several years, along with solid operations at our facilities.  Nitrogen industry market dynamics are historically robust reflecting limited global supply partially due to high natural gas prices throughout Europe and higher demand driven by low global grain stocks.  Conditions supporting the strong pricing appear likely to persist for the balance of 2022 and 2023.”

Mr. Behrman continued, “Our strong profitability led to another quarter of significant cash flow, further enhancing our balance sheet.  Additionally, in March we completed a $200 million senior notes offering, taking advantage of the low interest rate environment in anticipation of a rising rates, bolstering our liquidity position and giving us greater financial flexibility to capitalize on organic growth opportunities and to pursue accretive acquisitions.  As part of our organic growth opportunities, we are currently evaluating debottlenecking projects that can significantly increase the production capacities at our facilities, allowing us to benefit even more fully from the operating leverage inherent in our business model, and plan to move forward on one or more of these projects in the coming quarters.  In addition, we are committed to the planning and implementation of our decarbonization activities, as evidenced by our recent announcement of our agreement with Lapis Energy to develop a CO2 capture and sequestration project at our El Dorado facility.  We expect this will be the first of several projects that will position LSB as a leader in the decarbonization of hydrogen and ammonia for use in a variety of critical applications.”

(1	) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section

_______________________________________________________________________________________________________________________________

First Quarter Results Overview

	Three Months Ended March 31,
Product (Gross Sales)	2022	2021	% Change
AN & Nitric Acid	$71,800	$49,837	44%
Urea ammonium nitrate (UAN)	56,569	17,638	221%
Ammonia	59,342	21,165	180%
Other	11,270	9,476	19%
	$198,981	$98,116	103%

Comparison of 2022 to 2021 quarterly periods:

•

Net sales increased during the quarter driven by stronger pricing for all of our products for sales made at both spot pricing as well as those related to a rise in the Tampa ammonia benchmark price, to which many of our contracts are tied.  The benefit of stronger pricing was partially offset by lower sales volumes due, in part, to the delay of fertilizer purchases by farmers resulting from wet weather in certain areas of the U.S.  Additionally, the Company entered the first quarter of 2022 with a lower level of high density ammonium nitrate (HDAN) inventory than in previous years as a result of increased nitric acid production and sales in the second half of 2021 in connection with a new nitric acid offtake agreement, reducing first quarter sales volumes of HDAN relative to the 2021 first quarter.

•	The year-over-year improvement in operating income and adjusted EBITDA primarily resulted from higher selling prices, partially offset by higher natural gas feedstock prices and lower sales volumes.

The following tables provide key sales metrics for our products:

	Three Months Ended March 31,
Key Product Volumes (short tons sold)	2022	2021	% Change
AN & Nitric Acid	144,517	186,282	(22) %
Urea ammonium nitrate (UAN)	100,153	109,243	(8) %
Ammonia	60,725	65,247	(7) %
	305,395	360,772	(15) %

Average Selling Prices (price per short ton) (B)
AN & Nitric Acid	$ 438	$ 221	98%
Urea ammonium nitrate (UAN)	$ 553	$ 150	269%
Ammonia	$ 961	$ 312	208%

(B)    Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

Three Months Ended March 31,
	2022	2021	% Change
Average Benchmark Prices (price per ton)
Tampa Ammonia (MT) Benchmark	$ 1,206	$ 348	247%
UAN Southern Plains	$ 595	$ 241	147%

Input Costs
Average natural gas cost/MMBtu	$ 4.74	$ 3.15	50%

Financial Position and Capital Expenditures

As of March 31, 2022, our total liquidity was over $400 million, including $343.6 million in cash and short-term investments and approximately $63 million of borrowing availability under our Working Capital Revolver. Total long-term debt, including the $8.1 million current portion, was $716.5 million on March 31, 2022 compared to $527.6 million on December 31, 2021.  On March 8, 2022 we closed on an offering of $200 million of senior secured notes due 2028, bearing an interest rate of 6.250%.  The proceeds of this offering are intended to be used to pursue strategic acquisition opportunities, to fund organic growth projects including debottlenecking of our facilities to increase production capacity, and other growth projects.

Interest expense for the first quarter of 2022 was $10.0 million compared to $12.4 million for the same period in 2021.

Capital expenditures were approximately $8.3 million for the first quarter of 2022. For the full year 2022, total capital expenditures related to environmental, health and safety and plant investments are expected to be approximately $50 million with another $15 million earmarked for identified growth initiatives.

Outlook

Demand for fertilizers is expected to remain robust for the balance 2022.  Corn prices are currently near record-high levels, and corn futures point to corn prices remaining at elevated levels throughout 2022 and through the first half of 2023.  These trends should translate into strong farmer income and promote significant demand for fertilizers as farmers seek to maximize yield in order to capitalize on the anticipated strong pricing environment for corn.  Factors supporting strong domestic corn prices include U.S. ethanol demand which is currently near pre-pandemic levels, as well as the impact of dry conditions in South America and the Western U.S. which have constricted global corn supplies.

Natural gas prices remain a matter of focus for both our business and our industry.  Domestic gas prices are at their highest levels since 2008, with the Henry Hub spot gas price at approximately $8 per MMBtu.  Despite this increase in our feedstock cost, selling prices for our products have increased by a significant multiple of the increase in gas cost.  We expect this to translate into continued strong margins over the course of the 2022.  Natural gas costs in Europe remain historically high, but have receded from the peak levels of early March.  We are seeing some ammonia production that was off-line due to prohibitively high gas costs over the past eight months coming back on-line.  With that said, European gas costs remain significantly elevated with prices still approximating $30/MMBtu on an MMBtu equivalent basis, providing U.S. producers with a continued significant production cost advantage.

Significantly exacerbating all of the aforementioned factors contributing to increased corn and fertilizer prices has been the impact of the Russian invasion of Ukraine.  Ukraine is one of the world’s largest exporters of corn while Russia is among the world’s largest exporters of wheat and ammonia and the current unstable geopolitical situation is currently and expected to continue to disrupt the global supply of these products throughout 2022 and 2023.

With respect to our industrial business, The Conference Board is forecasting full year 2022 GDP expansion of 3.0%.  This represents a healthy rate of economic growth that we expect to result in continued strong demand for our products.  Sales volumes of our nitric acid continue to increase driven by homebuilding, with housing starts at their highest in nearly 16 years, as well as power generation and the sales related to the large, multi-year contract we commenced in the first quarter of 2021 which ramped up over the course of the year.  This is partially offset by the continued impact of the microprocessor shortage on automobile production and sales, although consumer demand for new cars continues to be strong.  The strength in the Tampa ammonia price also has positive implications for our industrial business as a number of industrial chemical contracts are indexed to the Tampa ammonia price.

Conference Call

LSB’s management will host a conference call covering the first quarter results on Wednesday, May 4, 2022 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (888) 428-7458 / (862) 298-0702.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States. Committed to improving the world by setting goals that will reduce our environmental impact on the planet and improve the quality of life for all of its people, the Company is well positioned to play a key role in the reduction of global carbon emissions through its planned carbon capture and sequestration, and zero carbon ammonia strategies.  Additional information about LSB can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; our ability to complete the preferred stock exchange transaction on the terms disclosed or at all and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended
	March 31,
	2022	2021
	(In Thousands, Except Per Share Amounts)
Net sales	$198,981	$98,116
Cost of sales	108,251	90,056
Gross profit	90,730	8,060

Selling, general and administrative expense	10,935	8,793
Other income, net	(176)	(263)
Operating income (loss)	79,971	(470)

Interest expense, net	9,955	12,372
Non-operating other expense (income), net	135	395
Income (loss) before provision (benefit) for income taxes	69,881	(13,237)
Provision for income taxes	11,115	42
Net income (loss)	58,766	(13,279)

Dividends on convertible preferred stocks	—	75
Dividends on Series E redeemable preferred stock	—	9,511
Accretion of Series E redeemable preferred stock	—	511
Net income (loss) attributable to common stockholders	$58,766	$(23,376)

Income (loss) per common share:
Basic:
Net income (loss)	$0.66	$(0.63)

Diluted:
Net income (loss)	$0.65	$(0.63)

Adjusted Net Income and Adjusted EPS (1)
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction	$58,766	$(13,354)
Other adjustments	3,630	1,053
Adjusted net income (loss)	$62,396	$(12,301)

Adjusted net income (loss) per common share, excluding other adjustments(1)	$0.69	$(0.32)

(1)This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section

LSB Industries, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2022	2021
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$254,299	$82,144
Short-term investments	89,311	—
Accounts receivable	97,515	86,902
Allowance for doubtful accounts	(463)	(474)
Accounts receivable, net	97,052	86,428
Inventories:
Finished goods	25,810	14,688
Raw materials	1,590	1,895
Total inventories	27,400	16,583
Supplies, prepaid items and other:
Prepaid insurance	10,557	14,244
Precious metals	13,945	14,945
Supplies	27,066	26,558
Other	9,805	2,234
Total supplies, prepaid items and other	61,373	57,981
Total current assets	529,435	243,136

Property, plant and equipment, net	850,372	858,480

Other assets:
Operating lease assets	24,829	27,317
Intangible and other assets, net	3,555	3,907
	28,384	31,224

	$1,408,191	$1,132,840

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	March 31,	December 31,
	2022	2021
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$60,649	$49,458
Short-term financing	9,911	12,716
Accrued and other liabilities	44,913	33,301
Current portion of long-term debt	8,112	9,454
Total current liabilities	123,585	104,929

Long-term debt, net	708,398	518,190

Noncurrent operating lease liabilities	17,542	19,568

Other noncurrent accrued and other liabilities	3,023	3,030

Deferred income taxes	37,455	26,633

Commitments and contingencies (Note 6)

Stockholders' equity:
Common stock, $.10 par value; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	493,964	493,161
Retained earnings (accumulated deficit)	27,511	(31,255)
	530,592	471,023
Less treasury stock, at cost:
Common stock, 1.6 million shares (1.4 million shares at December 31, 2021)	12,404	10,533
Total stockholders' equity	518,188	460,490
	$1,408,191	$1,132,840

LSB Industries, Inc.

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, less gain (loss) on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and/or other property and equipment, one-time income or fees, certain fair market value (FMV) adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated. Adjusted EBITDA margin is calculated by taking adjusted EBITDA divided by Net Sales.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share have been adjusted for the impact of the closing of the Exchange Transaction on September 27, 2021 as well as the one time/non-cash or non-operating items referred to in the above section relating to Adjusted EBITDA.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated	Three Months Ended March 31,
	2022	2021
	(In Thousands)

Net income (loss)	$ 58,766	$ (13,279)
Plus:
Interest expense	9,955	12,372
Loss on Extinguishment of debt	113	—
Depreciation and amortization	17,507	17,077
Provision (benefit) for income taxes	11,115	42
EBITDA	$97,456	$16,212
Stock-based compensation	803	713
Noncash loss (gain) on natural gas contracts	—	(1,205)
Legal fees (Leidos)	342	886
Loss (gain) on disposal of assets	(46)	83
FMV adjustment on preferred stock embedded derivatives	—	436
Turnaround costs	2,531	140
Adjusted EBITDA	$ 101,086	$ 17,265

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

	Three Months Ended
	March 31,
	2022		2021

	(In Thousands, Except Per Share Amounts)
Numerator:
Net income (loss) attributable to common stockholders	$	$ 58,766		$ (23,376)
Adjustments:
Dividend requirements on Series E Redeemable Preferred		-		9,511
Accretion of Series E Redeemable Preferred		-		511
Adjusted net income (loss) attributable to common stockholders		58,766		(13,354)
Other Adjustments:
Stock-based compensation		803		713
Noncash loss (gain) on natural gas contracts		-		(1,205)
Legal fees (Leidos)		342		886
Loss (gain) on disposal of assets		(46)		83
FMV adjustment on preferred stock embedded derivative		-		436
Turnaround costs		2,531		140
Adjusted net income (loss) attributable to common stockholders, excluding other adjustments	$	$ 62,396		$ (12,301)
Denominator:
Adjusted weighted-average shares for basic net income (loss) per share and for adjusted net income (loss) per share (1)		88,421		36,850
Adjustment:
Unweighted shares, including unvested restricted stock subject to forfeiture		1,691		1,131
Outstanding shares, net of treasury, at period end for adjusted net income (loss) per share, excluding other adjustments		90,112		37,981

Basic net income (loss) per common share	$	$ 0.66	$	$ (0.63)

Adjusted net income (loss) per common share, excluding other adjustments	$	$ 0.69	$	$ (0.32)

(1)	Excludes the weighted-average shares of unvested restricted stock that are subject to forfeiture

Ammonia, AN, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statement reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended March 31,
	2022	2021
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN Net sales	$ 187,712	$ 88,640

Less freight and other	10,609	10,793

Ammonia, AN, UAN netback sales	$ 177,103	$ 77,847